Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

LENNAR CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Lennar Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), has duly adopted a resolution setting forth the following amendment (the “Amendment”) to the Corporation’s restated certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring the Amendment to be advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at a special meeting of stockholders duly called and held in accordance with Section 222 and Section 242 of the DGCL.

In order to effect the Amendment, the first paragraph of ARTICLE IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

The total authorized number of shares of stock of the Corporation is 590,500,000 shares. Of these, 400,000,000 shares are classified as Class A Common Stock, par value $.10 per share, 90,000,000 shares are classified as Class B Common Stock, par value $.10 per share, 100,000,000 shares are classified as Participating Preferred Stock, par value $.10 per share, and 500,000 shares are classified as Preferred Stock, par value $10.00 per share. As used in this Certificate of Incorporation, the term “Class A Common Stock ” refers to Class A Common Stock, par value $.10 per share, and includes shares that before April 9, 2003 were referred to as “Common Stock;” the term “Class B Common Stock” refers to Class B Common Stock, par value $.10 per share; the term “Common Stock” without specification of a class refers to the Class A Common Stock and the Class B Common Stock together; the term “Participating Preferred Stock” refers to Participating Preferred Stock, par value $.10 per share; and the term “Preferred Stock” refers to Preferred Stock, par value $.10 per share, and does not include Participating Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its duly authorized officer on this 12th day of February, 2018.

/s/ Mark Sustana

Mark Sustana

General Counsel and Secretary